Exhibit 99.1

Consolidated Financial Statements

The Container Store Group, Inc.

As of March 28, 2026 (Successor) and March 29, 2025 (Successor)

For the year ended March 28, 2026 (Successor), the period from January 26, 2025 through March 29, 2025 (Successor), the period from March 31, 2024 through January 25, 2025 (Predecessor), and the year ended March 30, 2024 (Predecessor)

With Report of Independent Auditors

Report of Independent Auditors

To the Management and Board of Directors of The Container Store Group, Inc.

Opinion

We have audited the accompanying consolidated financial statements of The Container Store Group, Inc. and its subsidiaries (Successor) (the "Company"), which comprise the consolidated balance sheet as of March 28, 2026, and the related consolidated statements of operations, of comprehensive loss, of shareholders' equity and of cash flows for the year then ended, including the related notes (collectively referred to as the "consolidated financial statements").

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 28, 2026, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

PricewaterhouseCoopers LLP
2121 North Pearl Street, Suite 2000
Dallas, Texas 75201
www.pwc.com/us	(214) 999 1400

Auditors' Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Dallas, Texas
June 2, 2026

Ernst & Young LLP One Victory Park Suite 2000 2323 Victory Avenue Dallas, TX 75219	Tel: +1 214 969 8000 Fax: +1 214 969 8587 ey.com

Report of Independent Auditors

To the Board of Directors and Shareholders of The Container Store Group, Inc.

Opinion
We have audited the consolidated financial statements of The Container Store Group, Inc. (the Company), which comprise the consolidated balance sheets as of March 29, 2025 (Successor) and March 30, 2024 (Predecessor), and the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity and cash flows for the period from January 26, 2025 through March 29, 2025 (Successor), the period from March 31, 2024 through January 25, 2025 (Predecessor) and the year ended March 30, 2024 (Predecessor), and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at March 29, 2025 (Successor) and March 30, 2024 (Predecessor), and the results of its operations and its cash flows for the period from January 26, 2025 through March 29, 2025 (Successor), the period from March 31, 2024 through January 25, 2025 (Predecessor) and the year ended March 30, 2024 (Predecessor) in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Company Reorganization
As discussed in Notes 1, 2, and 3 to the consolidated financial statements, on December 22, 2024, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on January 28, 2025. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods.

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during our audit.

Dallas, Texas
June 27, 2025

The Container Store Group, Inc.

Consolidated Balance Sheets

	Successor Company
(In thousands)	March 28, 2026	March 29, 2025
Assets
Current assets:
Cash	$29,118	$35,475
Accounts receivable, net	21,514	23,176
Inventory	133,060	135,657
Prepaid expenses	13,294	16,279
Income taxes receivable	1,378	5,208
Other current assets	2,901	8,550
Total current assets	201,265	224,345
Noncurrent assets:
Property and equipment, net	83,660	94,458
Noncurrent operating lease right-of-use assets	269,112	312,960
Goodwill	2,495	2,344
Trade names	19,825	22,006
Deferred financing costs, net	880	1,065
Noncurrent deferred tax assets, net	18	103
Other assets	5,136	6,542
Total noncurrent assets	381,126	439,478
Total assets	$582,391	$663,823

See accompanying notes.

The Container Store Group, Inc.

Consolidated Balance Sheets

	Successor Company
(In thousands, except share and per share amounts)	March 28, 2026	March 29, 2025
Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$46,483	$36,933
Accrued liabilities	72,777	74,760
Current portion of long-term debt	284	218
Current operating lease liabilities	59,561	54,952
Income taxes payable	261	261
Total current liabilities	179,366	167,124
Noncurrent liabilities:
Long-term debt	80,871	72,399
Long-term debt, related party	187,735	111,856
Noncurrent operating lease liabilities	250,672	294,822
Noncurrent deferred tax liabilities, net	8,497	9,150
Other long-term liabilities	8,299	6,509
Total noncurrent liabilities	536,074	494,736
Total liabilities	715,440	661,860
Commitments and contingencies (Note 13)
Shareholders’ equity (deficit):
Successor common stock, $0.01 par value, 5,000 shares authorized; 1,000 shares issued at March 28, 2026 and March 29, 2025	—	—
Additional paid-in capital	11,311	11,311
Accumulated other comprehensive income	12,029	7,165
Retained deficit	(156,389)	(16,513)
Total shareholders’ equity (deficit)	(133,049)	1,963
Total liabilities and shareholders’ equity (deficit)	$582,391	$663,823

See accompanying notes.

The Container Store Group, Inc.

Consolidated Statements of Operations

	Successor Company		Predecessor Company
	Fiscal Year Ended	Period from	Period from	Fiscal Year Ended
(In thousands)	March 28, 2026	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025	March 30, 2024
Net sales	$670,096	$116,001	$627,813	$847,779
Cost of sales (excluding depreciation and amortization)	330,061	51,052	273,358	359,014
Gross profit	340,035	64,949	354,455	488,765
Selling, general, and administrative expenses (excluding depreciation and amortization)	404,511	67,978	350,502	439,485
Indefinite-lived asset impairment charges	3,009	—	103,283	97,279
Stock-based compensation	—	—	1,584	1,870
Pre-opening costs	279	444	2,122	2,861
Depreciation and amortization	28,129	3,560	34,916	44,333
Long-lived asset impairment charges	8,815	—	12,536	—
Gain on lease termination, net	(2,423)	—	(7,235)	—
Reorganization items, net	—	—	(19,522)	—
Other expenses	16,978	5,576	22,271	7,423
(Gain) loss on disposal of assets	(64)	2	(23)	248
Loss from operations	(119,199)	(12,611)	(145,979)	(104,734)
Interest expense	21,316	3,488	18,490	20,672
Loss before taxes	(140,515)	(16,099)	(164,469)	(125,406)
Provision (benefit) for income taxes	(639)	414	(15,667)	(22,119)
Net loss	$(139,876)	$(16,513)	$(148,802)	$(103,287)

See accompanying notes.

The Container Store Group, Inc.

Consolidated Statements of Comprehensive Loss

	Successor Company		Predecessor Company
	Fiscal Year Ended	Period From	Period From	Fiscal Year Ended
(In thousands)	March 28, 2026	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025	March 30, 2024
Net loss	$(139,876)	$(16,513)	$(148,802)	$(103,287)
Pension liability adjustment, net of tax provision (benefit) of $9, $46, $230 and $(7)	37	(2)	1,584	(26)
Foreign currency translation adjustment, net of tax	4,827	7,167	(2,716)	(908)
Comprehensive loss	$(135,012)	$(9,348)	$(149,934)	$(104,221)

See accompanying notes.

The Container Store Group, Inc.

Consolidated Statements of Shareholders’ Equity (Deficit)

	Common stock		Additional paid in capital	Accumulated other comprehensive income (loss)	Retained deficit	Total shareholders’ equity (deficit)
(In thousands, except share amounts)	Shares	Amount
Balance at April 1, 2023 (Predecessor)	3,278,569	$33	$872,663	$(32,509)	$(578,002)	$262,185
Net loss	—	—	—	—	(103,287)	(103,287)
Stock-based compensation	—	—	1,871	—	—	1,871
Vesting of restricted stock awards	28,417	—	—	—	—	—
Taxes related to net share settlement of restricted stock awards	—	—	(144)	—	—	(144)
Foreign currency translation adjustment	—	—	—	(908)	—	(908)
Pension liability adjustment, net of $7 tax benefit	—	—	—	(26)	—	(26)
Balance at March 30, 2024 (Predecessor)	3,306,986	$33	$874,390	$(33,443)	$(681,289)	$159,691
Net loss	—	—	—	—	(148,802)	(148,802)
Stock-based compensation	—	—	1,584	—	—	1,584
Vesting of restricted stock awards	23,180	—	—	—	—	—
Taxes related to net share settlement of restricted stock awards	—	—	(31)	—	—	(31)
Foreign currency translation adjustment	—	—	—	(2,716)	—	(2,716)
Pension liability adjustment, net of $230 tax provision	—	—	—	1,584	—	1,584
Cancellation of predecessor equity	(3,330,166)	(33)	(875,943)	34,575	830,091	(11,310)
Issuance of successor common stock	1,000	—	11,311	—	—	11,311
Balance at January 25, 2025 (Predecessor)	1,000	$—	$11,311	$—	$—	$11,311

Balance at January 26, 2025 (Successor)	1,000	$—	$11,311	$—	$—	$11,311
Net loss	—	—	—	—	(16,513)	(16,513)
Foreign currency translation adjustment	—	—	—	7,167	—	7,167
Pension liability adjustment, net of $46 tax provision	—	—	—	(2)	—	(2)
Balance at March 29, 2025 (Successor)	1,000	$—	$11,311	$7,167	$(16,513)	$1,963
Net loss	—	—	—	—	(139,876)	(139,876)
Foreign currency translation adjustment	—	—	—	4,827	—	4,827
Pension liability adjustment, net of $9 tax provision	—	—	—	37	—	37
Balance at March 29, 2025 (Successor)	1,000	$—	$11,311	$12,029	$(156,389)	$(133,049)

See accompanying notes.

The Container Store Group, Inc.

Consolidated Statements of Cash Flows

	Successor Company		Predecessor Company
	Fiscal Year Ended	Period From	Period From	Fiscal Year Ended
(In thousands)	March 28, 2026	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025	March 30, 2024
Operating activities
Net loss	$(139,876)	$(16,513)	$(148,802)	$(103,287)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	28,129	3,560	34,916	44,333
Stock-based compensation	—	—	1,584	1,870
Loss (gain) on disposal of assets	(64)	2	(23)	248
Deferred tax expense (benefit)	(1,485)	414	(15,682)	(24,751)
Non-cash interest	10,225	1,933	1,526	1,884
Long-lived asset impairment charge	8,815	—	12,536	—
Trade name impairment charge	3,009	—	103,283	73,832
Goodwill impairment charge	—	—	—	23,447
Recognition of pension actuarial losses	38	—	1,533	—
Gain on lease termination	(1,423)	—	(7,235)	—
Noncash reorganization items	—	—	(29,421)	—
Other	524	40	432	(339)
Changes in operating assets and liabilities:
Accounts receivable	2,439	1,276	(1,702)	3,565
Inventory	3,360	1,933	21,573	12,145
Prepaid expenses and other assets	3,881	256	(4,790)	564
Accounts payable and accrued liabilities	6,729	2,808	(21,640)	3,396
Net change in lease assets and liabilities	(445)	2,856	(4,120)	15,714
Income taxes	4,377	395	(817)	(5,177)
Other noncurrent liabilities	1,475	86	93	(655)
Net cash provided by (used in) operating activities	(70,292)	(954)	(56,756)	46,789

Investing activities
Additions to property and equipment	(15,300)	(2,701)	(21,018)	(39,894)
Investments in non-qualified plan trust	—	—	(38)	(252)
Proceeds from non-qualified plan trust	3,815	16	803	719
Proceeds from sale of property and equipment	123	—	54	206
Net cash used in investing activities	(11,362)	(2,685)	(20,199)	(39,221)

Financing activities
Borrowings on revolving lines of credit	25,825	—	—	65,568
Repayments on revolving lines of credit	(25,825)	—	—	(67,935)
Repayments on long-term debt	(264)	(38)	(158)	(89)
Repayments on Senior Secured Term Loan Facility	—	—	(69,070)	(2,000)
Borrowings on Revolving Credit Facility	—	—	64,000	31,000
Repayments on Revolving Credit Facility	—	—	(80,000)	(20,000)
Borrowings on DIP ABL Credit Facility	—	—	90,556	—
Repayments on DIP ABL Credit Facility	—	—	(90,556)	—
Borrowings on Exit ABL Credit Facility	29,200	—	84,896	—
Repayments on Exit ABL Credit Facility	(24,794)	(12,500)	—	—

See accompanying notes.

The Container Store Group, Inc.

Consolidated Statements of Cash Flows

	Successor Company		Predecessor Company
	Fiscal Year Ended	Period From	Period From	Fiscal Year Ended
(In thousands)	March 28, 2026	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025	March 30, 2024
Financing activities (continued)
Borrowings on DIP Term Loan Facility	$—	$—	$40,000	$—
Repayments on DIP Term Loan Facility	—	—	(42,800)	—
Borrowings on First-Out Exit Term Loans	—	—	42,800	—
Borrowings on Amendment No. 1 Super Senior Term Loans	20,000	—	—	—
Borrowings on Amendment No. 2 Super Senior Term Loans	25,000	—	—	—
Borrowings on Amendment No. 3 2026 Priming Super Senior Term Loans	25,000	—	—	—
Borrowings on Second-Out Exit Term Loans	—	—	72,199	—
Debt issuance costs - Exit ABL Credit Facility	—	—	(1,127)	—
Debt issuance costs - Exit Term Loans	—	—	(3,629)	—
Payment of taxes with shares withheld upon restricted stock vesting	—	—	(31)	(144)
Net cash provided by (used in) financing activities	74,142	(12,538)	107,080	6,400

Effect of exchange rate changes on cash	1,155	936	(409)	74

Net (decrease) increase in cash	(6,357)	(15,241)	29,716	14,042
Cash at beginning of fiscal period	35,475	50,716	21,000	6,958
Cash at end of fiscal period	$29,118	$35,475	$50,716	$21,000

Supplemental information:
Cash paid for interest	$4,571	$1,595	$11,872	$18,781
Cash (refund) paid for taxes	$(3,296)	$505	$1,212	$7,958
Purchases of property and equipment (included in accounts payable)	$1,331	$629	$770	$3,350
Cash paid for amounts included in the measurement of operating lease liabilities	$90,622	$12,138	$82,664	$95,809
Additions to right-of-use assets in exchange for operating lease liabilities	$15,728	$—	$33,903	$116,607

See accompanying notes.

The Container Store Group, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share amounts and unless otherwise stated)
March 28, 2026

1.            Nature of business and summary of significant accounting policies

Description of business

The Container Store, Inc. was founded in 1978 in Dallas, Texas, as a retailer with a mission to provide customers with storage and organizing solutions to accomplish their projects through an assortment of innovative products and unparalleled customer service. In 2007, The Container Store, Inc. was sold to The Container Store Group, Inc. (the “Company”), a holding company, of which a majority stake was purchased by Leonard Green and Partners, L.P. (“LGP”), with the remainder held by certain employees of The Container Store, Inc. On November 6, 2013, the Company completed the initial public offering of its common stock (the “IPO”) at which time LGP held a controlling interest in the Company as the majority shareholder. In fiscal 2022, LGP sold some of the common stock of the Company, reducing their ownership to less than 50% of the Company’s outstanding common stock. On December 22, 2024, the Company and certain of its domestic subsidiaries commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), providing for a court-administered reorganization pursuant to a prepackaged joint plan of reorganization (as amended, the "Plan of Reorganization"). On January 24, 2025, the Plan of Reorganization was confirmed by the Bankruptcy Court. Refer to Voluntary Filing Under Chapter 11 below, as well as Note 2 Emergence from Voluntary Reorganization Under Chapter 11 Proceedings for more information.

The Container Store, Inc. consists of our retail stores, website and call center (which includes business sales), as well as our in-home services business. As of March 28, 2026 (Successor), The Container Store, Inc. operated 99 stores with an average size of approximately 24,000 square feet (18,000 selling square feet) in 34 states and the District of Columbia. The Container Store, Inc. also offers all of its products directly to its customers through its website, responsive mobile site and app, and call center. The Container Store, Inc.’s wholly owned Swedish subsidiary, Elfa International AB (“Elfa”), designs and manufactures component-based shelving and drawer systems and made-to-measure sliding doors that are customizable for any area of the home. elfa® branded products are sold exclusively in the United States in The Container Store® retail stores, website, and call center and Elfa sells to various retailers and distributors primarily in the Nordic region and throughout Europe on a wholesale basis. C Studio Manufacturing, Inc. (“C Studio”), formerly known as “Closet Parent Company, Inc.”, or “Closet Works”, assumed its new name effective January 2023. We own and operate the C Studio manufacturing facility in Elmhurst, Illinois, which designs and manufactures the Company’s premium wood-based custom space product offering, and is included in the TCS segment.

Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

Basis of consolidation

The consolidated financial statements include our accounts and those of the Company’s wholly owned subsidiaries. The Company eliminates all significant intercompany balances and transactions, including intercompany profits, in consolidation.

Voluntary Filing under Chapter 11

On December 21, 2024, the Company and certain of its domestic subsidiaries (collectively with the Company, the “Debtors”) entered into a Transaction Support Agreement (the “Transaction Support Agreement”) with certain holders of over 90% of the total claims arising under the Company’s senior secured term loan credit facility (the “Consenting Term Lenders”), and certain stockholders of the Company, including Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and TCS CO-INVEST LLC. In accordance with the terms of the Transaction Support Agreement, on December 22, 2024 (the “Petition Date”), the Debtors commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), providing for a court-administered reorganization pursuant to a prepackaged joint plan of reorganization (as amended, the "Plan of Reorganization"). On January 24, 2025, the Plan of Reorganization was confirmed by the Bankruptcy Court.

On January 28, 2025, (the "Effective Date") the Plan of Reorganization became effective and the Company emerged from the Chapter 11 Cases after completing a series of transactions through which, among other things, all issued and outstanding shares of the Company’s common stock were canceled and extinguished without consideration. The Company terminated its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will continue as a private company.

Upon the Company's emergence from the Chapter 11 Cases, the Company adopted fresh start accounting, which resulted in a new basis of accounting and the Company becoming a new entity for financial reporting purposes. The Company selected a convenience date of January 25, 2025 for purposes of applying fresh start accounting as the activity between the convenience date and the Effective Date did not result in a material difference in the financial results. As a result of the application of fresh start accounting and the effects of the implementation of the Plan of Reorganization, the consolidated financial statements after the Effective Date, are not comparable with the consolidated financial statements on or before that date. Refer to Note 3, Fresh Start Accounting and Reorganization Items, Net, for additional information.

References to "Successor" or "Successor Company" relate to the financial position and results of operations of the Company after the Effective Date. References to "Predecessor" or "Predecessor Company" refer to the financial position and results of operations of the Company on or before the Effective Date.

During the Predecessor period, the Company applied Accounting Standards Codification (“ASC”) 852 - Reorganizations (“ASC 852”) in preparing the consolidated financial statements. ASC 852 requires the financial statements, for periods subsequent to the commencement of the Chapter 11 Cases, to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain charges incurred during fiscal 2024 related to the Chapter 11 Cases, including professional fees incurred directly as a result of the Chapter 11 Cases are recorded as Reorganization items, net in the statement of operations of the Predecessor period.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. Based on the Company’s current financial projections, management believes the Company’s existing cash, projected operating cash flows and available borrowing capacity under its Exit Asset-Based Lending Agreement are adequate to meet its operating needs, liabilities and commitments over the next twelve months from the issuance of the accompanying consolidated financial statements. However, forecasts and projections are subject to risks and uncertainties about our operations, industry, financial condition, performance, operating results and liquidity. If future actual results differ from current financial projections, we could fail to generate adequate cash flows to meet operating needs in future periods.

Fiscal year

The Company follows a 4-4-5 fiscal calendar, whereby each fiscal quarter consists of thirteen weeks grouped into two four-week “months” and one five-week “month”, and its fiscal year ends on the Saturday closest to March 31st. Elfa’s fiscal year ends on the last day of the calendar month of March. All references to "Successor" represents “fiscal 2025,” which represents the results of the 52-week fiscal year ended March 28, 2026, or the results of the 9-week period ended March 29, 2025. All references to “Predecessor” represents the results of the 43-week period ended January 25, 2025 or “fiscal 2023," which represents the results of the 52-week fiscal year ended March 30, 2024.

Restricted Cash

The Company had restricted cash balances of zero and $7,910 as of March 28, 2026 (Successor) and March 29, 2025 (Successor), respectively. These amounts are classified as Cash on the Consolidated Balance Sheets and Consolidated Statement of Cash Flows.

Management estimates

The preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates. Significant accounting judgments and estimates include fair value estimates for operating lease assets and liabilities, indefinite-lived intangible assets, obsolescence and shrink reserve, assessments of long-lived asset impairments, gift card breakage, and assessment of valuation allowances on deferred tax assets.

Revenue recognition

Revenue from sales related to retail operations is recognized when the merchandise is delivered to the customer at the point of sale. Revenue from sales that are shipped or delivered directly to customers is recognized upon estimated delivery to the customer and includes applicable shipping or delivery revenue. Revenue from sales that are installed is recognized upon completion of the installation service to the customer and includes applicable installation revenue. Installation services are generally short-term in nature and are completed within a relatively short period following delivery. As such, application of over-time revenue recognition guidance would not result in a material difference in the timing of revenue recognition. Revenue from sales of other services is recognized upon the completion of the service. Revenue from sales related to manufacturing operations is recorded upon shipment. Sales are recorded net of sales taxes collected from customers. A sales return allowance is recorded for estimated returns of merchandise subsequent to the balance sheet date that relate to sales prior to the balance sheet date. The returns allowance is based on historical return patterns and reduces sales and cost of sales, accordingly. Merchandise exchanges of similar product and price are not considered merchandise returns and, therefore, are excluded when calculating the sales returns allowance. We have not made any material changes to our assumptions used to recognize revenue during the periods presented.

Contract Balances

Contract balances as a result of transactions with customers primarily consist of trade receivables included in Accounts receivable, net, unearned revenue included in Accrued liabilities, and gift cards and store credits outstanding included in Accrued liabilities in the Company's consolidated balance sheets. See Note 5 for disclosure on the Company's trade receivables, unearned revenue, and gift cards and store credits outstanding with customers as of March 28, 2026 (Successor) and March 29, 2025 (Successor).

Gift cards and merchandise credits

Gift cards are sold to customers in retail stores, through the call center and website, and through certain third parties. We issue merchandise credits in our stores and through our call center. Revenue from sales of gift cards and issuances of merchandise credits is recognized when the gift card is redeemed by the customer, or the likelihood of the gift card being redeemed by the customer is remote (gift card breakage). The gift card breakage rate is determined based upon historical redemption patterns. An estimate of the rate of gift card breakage is applied over the period of estimated performance (48 months as of the end of fiscal 2025 and fiscal 2024) and the breakage amounts are included in net sales in the consolidated statement of operations. The Company recorded $873, $141, $921, and $1,195 of gift card breakage for the fiscal year 2025 (Successor), the period of January 26, 2025 through March 29, 2025 (Successor), the period of March 31, 2024 through January 25, 2025 (Predecessor), and the fiscal year 2023 (Predecessor), respectively.

Cost of sales

Cost of sales related to retail operations includes the purchase cost of inventory sold (net of vendor rebates), in-bound freight, as well as inventory loss reserves. Costs incurred to ship or deliver merchandise to customers, as well as direct installation and organization services costs, are also included in cost of sales. Cost of sales from manufacturing operations includes costs associated with production, including materials, wages, other variable production costs, and other applicable manufacturing overhead.

Leases

We recognize a lease liability upon lease commencement, measured at the present value of the fixed future minimum lease payments over the lease term. We have elected the practical expedient to not separate lease and non-lease components. Therefore, lease payments included in the measurement of the lease liability include all fixed payments in the lease arrangement. We record a right-of-use asset for an amount equal to the lease liability, increased for any prepaid lease costs and initial direct costs and reduced by any lease incentives. We remeasure the lease liability and right-of-use asset when a change to our future minimum lease payments occurs. Lease expense on operating leases is recorded on a straight-line basis over the term of the lease and is recorded in selling, general and administrative expenses (“SG&A”).

Advertising

All advertising costs of the Company are expensed when incurred, or upon the release of the initial advertisement, except for production costs related to direct mailings to customers, which are initially capitalized. Production costs related to direct mailings consist primarily of printing and postage and are expensed upon initial mailing to the customer. Advertising costs are recorded in SG&A. Pre-opening advertising costs are recorded in pre-opening costs. Total advertising expense incurred for the fiscal year 2025 (Successor), the period of January 26, 2025 through March 29, 2025 (Successor), the period of March 31, 2024 through January 25, 2025 (Predecessor), and fiscal year 2023 (Predecessor), was $28,036, $4,098, $22,966, and $27,647 respectively.

Pre-opening costs

Non-capital expenditures associated with opening new stores and distribution centers and relocating stores, including marketing expenses, travel and relocation costs are expensed as incurred and are included in pre-opening costs in the consolidated statement of operations.

Income taxes

We account for income taxes utilizing ASC 740, Income Taxes. ASC 740 requires an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. We recognize interest and penalties related to unrecognized tax benefits in income tax expense. There were no uncertain tax positions requiring an accrual as of March 28, 2026 (Successor) and March 29, 2025 (Successor). Valuation allowances are established against deferred tax assets when it is more-likely-than-not that the realization of those deferred tax assets will not occur. Valuation allowances are released as positive evidence of future taxable income sufficient to realize the underlying deferred tax assets becomes available.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), which expands income tax disclosure requirements, primarily related to the effective tax rate reconciliation and income taxes paid. We adopted the standard prospectively in fiscal 2025. See Note 7 for more information.

Deferred tax assets and liabilities are measured using the enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes from a change in the tax rate is recognized through continuing operations in the period that includes the enactment of the change. Changes in tax laws and rates could affect recorded deferred tax assets and liabilities in the future.

We operate in certain jurisdictions outside the United States. ASC 740-30 provides that the undistributed earnings of a foreign subsidiary be accounted for as a temporary difference under the presumption that all undistributed earnings will be distributed to the parent company as a dividend. Sufficient evidence of the intent to permanently reinvest the earnings in the jurisdiction where earned precludes a company from recording the temporary difference. For purposes of ASC 740-30, the Company does not consider the earnings subject to the transition tax and global intangible low-taxed income (“GILTI”) under the Tax Cuts and Jobs Act (the “Tax Act”) permanently reinvested. All other earnings are considered permanently reinvested. The Company has elected an accounting policy to recognize GILTI as a period cost when incurred.

Judgment is required in determining the provision for income and other taxes and related accruals, and deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company's various tax returns are subject to audit by various tax authorities. Although the Company believes that its estimates are reasonable, actual results could differ from these estimates.

Stock-based compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation, which requires the fair value of stock-based payments to be recognized in the consolidated financial statements as compensation expense over the requisite service period. For time-based awards, compensation expense is recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period for awards that actually vest. For performance-based awards, compensation expense is estimated based on achievement of the performance condition and is recognized using the accelerated attribution method over the requisite service period for awards that actually vest. Stock-based compensation expense is recorded in the stock-based compensation line in the consolidated statements of operations. ASC 718 also provides guidance for determining whether certain financial instruments awarded in share-based payment transactions are liabilities. The guidance requires that instruments that include conditions other than service, performance or market conditions that affect their fair value, exercisability or vesting be classified as a liability and be remeasured at fair value at each fiscal period.

Restricted Stock Awards

Prior to emergence, the fair value of each restricted stock award was determined based on the closing price of the Company’s common stock as reported on the New York Stock Exchange on the grant date.

Stock Options

At emergence, all stock options were terminated. Prior to emergence, the Board would determine the exercise price of stock options based on the closing price of the Company’s common stock as reported on The New York Stock Exchange on the grant date. The Company would estimate the fair value of each stock option grant on the date of grant based upon the Black-Scholes option-pricing model. This model required various significant judgmental assumptions in order to derive a final fair value determination for each type of award including:

•
Expected Term—The expected term of the options represents the period of time between the grant date of the options and the date the options are either exercised or canceled, including an estimate of options still outstanding. For future grants, we would expect to utilize TCS historical data to calculate the expected term.

•
Expected Volatility—The expected volatility incorporates historical and implied volatility of comparable public companies for a period approximating the expected term. For future grants, we would expect to utilize the TCS stock price volatility.

•	Expected Dividend Yield—The expected dividend yield is based on the Company’s expectation of not paying dividends on its common stock for the foreseeable future.

•	Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant and with a maturity that approximates the expected term.

Accounts receivable

Accounts receivable consist primarily of trade receivables, receivables from The Container Store, Inc.’s credit card processors for sales transactions, and tenant improvement allowances from The Container Store, Inc.’s landlords in connection with new leases. An allowance for doubtful accounts is established on trade receivables, if necessary, for estimated losses resulting from the inability of customers to make required payments. Factors such as payment terms, historical loss experience, and economic conditions are generally considered in determining the allowance for doubtful accounts. Accounts receivable are presented net of allowances for doubtful accounts of $462 and $47 at March 28, 2026 (Successor) and March 29, 2025 (Successor), respectively.

Inventories

Inventories at retail stores and distribution centers are comprised of finished goods and are valued at the lower of cost or estimated net realizable value, with cost determined on a weighted-average cost method including associated in-bound freight costs. Manufacturing inventories are comprised of raw materials, work in process, and finished goods and are valued on a first-in, first out basis using full absorption accounting which includes material, labor, other variable costs, and other applicable manufacturing overhead. To determine if the value of inventory is recoverable at cost, we consider current and anticipated demand, customer preference and the merchandise age. The significant estimates used in inventory valuation are obsolescence (including excess and slow-moving inventory) and estimates of inventory shrinkage. We adjust our inventory for obsolescence based on historical trends, aging reports, specific identification and our estimates of future retail sales prices.

Reserves for shrinkage are estimated and recorded throughout the period as a percentage of cost of sales based on historical shrinkage results and current inventory levels. Actual shrinkage is recorded throughout the year based upon periodic cycle counts. Actual inventory shrinkage can vary from estimates due to factors including the mix of our inventory and execution against loss prevention initiatives in our stores and distribution center.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Significant additions and improvements are capitalized, and expenditures for maintenance and repairs are expensed. Gains and losses on the disposition of property and equipment are recognized in the period incurred.

Depreciation, including amortization of assets recorded under finance lease obligations, is provided using the straight-line method over the estimated useful lives of depreciable assets as follows:

Buildings	30 years
Furniture, fixtures, and equipment	3 to 10 years
Computer software	2 to 5 years
Leasehold improvements	Shorter of useful life or lease term
Finance leases	Shorter of useful life or lease term

Costs of developing or obtaining software for internal use or developing the Company’s website, such as external direct costs of materials or services and internal payroll costs directly related to the software development projects, are capitalized. For the fiscal year ended and March 28, 2026 (Successor), the period of January 26, 2025 through March 29, 2025 (Successor), the period of March 31, 2024 through January 25, 2025 (Predecessor), and fiscal year ended March 30, 2024 (Predecessor), the Company capitalized $8,333, $2,337, $9,113, and $13,115 respectively. For the fiscal year ended March 28, 2026 (Successor), the period of January 26, 2025 through March 29, 2025 (Successor), the period of March 31, 2024 through January 25, 2025 (Predecessor), and the fiscal year ended March 30, 2024 (Predecessor), the Company amortized $13,855, $2,083, $10,700, and $11,007 respectively, of costs in connection with the development of internally used software.

Long-lived assets

Long-lived assets, such as property and equipment, lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator. If the sum of the estimated undiscounted future cash flows related to the asset is less than the carrying amount, we recognize a loss equal to the difference between the carrying amount and the fair value, usually determined by the estimated discounted cash flow analysis of the asset.

For our TCS segment, we generally evaluate long-lived tangible assets at a store level, or at the lowest level at which independent cash flows can be identified. We evaluate corporate assets or other long-lived assets that are not store-specific at the consolidated level. For our Elfa segment, we evaluate long-lived tangible assets at the segment level.

Since there is typically no active market for our long-lived tangible assets, we estimate fair values based on the expected future cash flows. We estimate future cash flows based on store-level historical results, current trends, and operating and cash flow projections. Our estimates are subject to uncertainty and may be affected by a number of factors outside our control, including general economic conditions, and the competitive environment. While we believe our estimates and judgments about future cash flows are reasonable, future impairment charges may be required if the expected cash flow estimates, as projected, do not occur or if events change requiring us to revise our estimates.

Self-insured liabilities

We are primarily self-insured for workers’ compensation, employee health benefits and general liability claims. We record self-insurance liabilities based on claims filed, including the development of those claims, and an estimate of claims incurred but not yet reported. Factors affecting these estimates include future inflation rates, changes in severity, benefit level changes, medical costs and claim settlement patterns. Should a different amount of claims occur compared to what was estimated, or costs of the claims increase or decrease beyond what was anticipated, reserves may need to be adjusted accordingly. Self-insurance reserves for employee health benefits, workers’ compensation and general liability claims are recorded in the accrued liabilities line item of the consolidated balance sheet and were collectively $2,507 and $2,178 as of March 28, 2026 (Successor) and March 29, 2025 (Successor), respectively.

Goodwill

We evaluate goodwill annually to determine whether it is impaired. Goodwill is also tested between annual impairment tests if an event occurs or circumstances change that would indicate that the fair value of a reporting unit is less than its carrying amount. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset. If an impairment indicator exists, we test goodwill for recoverability.

When performing a quantitative test for impairment, we compare the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds the carrying amount of the net assets assigned to that unit, goodwill is considered not impaired and we are not required to perform further testing. If the carrying amount of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we would record an impairment loss equal to the difference.

We measure the fair value of the reporting unit using a combination of the income approach and market approach to determine the fair value of the Company to be compared against the carrying value of net assets, both level 3 valuations (as defined in Note 14). The determination of fair value requires assumptions and estimates of many critical factors, including among others, our nature and our history, financial and economic conditions affecting us, our industry and the general economy, past results, our current operations and future prospects, sales of similar businesses or capital stock of publicly held similar businesses, as well as prices, terms and conditions affecting past sales of similar businesses. Forecasts of future operations are based, in part, on operating results and management’s expectations as to future market conditions. These types of analyses contain uncertainties because they require management to make assumptions and to apply judgments to estimate industry economic factors and the profitability of future business strategies. If actual results are not consistent with our estimates and assumptions, we may be exposed to future impairment losses that could be material. See Note 4 for more information on our goodwill activity and impairment assessments performed.

Trade names

We annually evaluate whether our trade names continue to have an indefinite life. Trade names are reviewed for impairment annually on the first day of the fourth fiscal quarter and may be reviewed more frequently if indicators of impairment are present. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator.

When performing a quantitative test, the impairment review is performed by comparing the carrying amount to the estimated fair value, determined using a discounted cash flow methodology, a level 3 valuation (as defined in Note 14). If the recorded carrying amount of the trade name exceeds its estimated fair value, an impairment charge is recorded to write the trade name down to its estimated fair value. Factors used in the valuation of intangible assets with indefinite lives include, but are not limited to, future revenue growth assumptions, estimated market royalty rates that could be derived from the licensing of our trade names to third parties, and a rate used to discount the estimated royalty cash flow projections.

The valuation of trade names requires assumptions and estimates of many critical factors, which are consistent with the factors discussed under “Goodwill” above. Forecasts of future operations are based, in part, on operating results and management’s expectations as to future market conditions. These types of analyses contain uncertainties because they require management to make assumptions and to apply judgments to estimate industry economic factors and the profitability of future business strategies. If actual results are not consistent with our estimates and assumptions, we may be exposed to future impairment losses that could be material. See Note 4 for more information on our trade names activity and impairment assessments performed.

Foreign currency

The Company operates foreign subsidiaries in the following countries: Sweden, Norway, Finland, Denmark, Germany and Poland. The functional currency of the Company’s foreign operations is the applicable country’s currency. All assets and liabilities of foreign subsidiaries and affiliates are translated at year-end rates of exchange. Revenues and expenses of foreign subsidiaries and affiliates are translated at average rates of exchange for the year. Unrealized gains and losses on translation are reported as cumulative translation adjustments through other comprehensive income (loss).

The functional currency for the Company’s wholly owned subsidiary, Elfa, is the Swedish krona. During fiscal 2025 (Successor), the rate of exchange from U.S. dollar to Swedish krona decreased from 10.1 to 9.5. The carrying amounts of assets related to Elfa and subject to currency fluctuation were $118,291 and $125,051 as of March 28, 2026 (Successor) and March 29, 2025 (Successor), respectively. Foreign currency realized loss of $3, realized gains of $3, realized gains of $12, and realized losses of $118 are included in SG&A in the consolidated statements of operations for the fiscal 2025 (Successor), the period of January 26, 2025 through March 29, 2025 (Successor), the period of March 31, 2024 through January 25, 2025 (Predecessor), and fiscal year 2023 (Predecessor), respectively.

Recent accounting pronouncements

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, which amends the accounting guidance for internal-use software to better align with current software development practices, including incremental and iterative development methods. The amendments remove the existing project stage framework and instead require capitalization of qualifying software development costs when management authorizes and commits to funding the project and it is probable the software will be completed and used as intended. The amendments in this ASU are effective for all entities for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. We are currently evaluating the impact that adoption of this guidance will have on the Company's consolidated financial statements and related disclosures.

2.	Emergence From Voluntary Reorganization Under Chapter 11 Proceedings

As described in Note 1, on December 22, 2024, the Company and the other Debtors filed the Chapter 11 Cases. On January 24, 2025, the Plan of Reorganization was confirmed by the Bankruptcy Court. The Company and the other Debtors emerged from bankruptcy upon effectiveness of the Plan of Reorganization on January 28, 2025 (the "Effective Date").

On the Effective Date and pursuant to the Plan of Reorganization, among other things, (i) all previously issued and outstanding equity interests in the Company are cancelled, released, and extinguished, and will be of no further force or effect, all for no consideration or distributions, (ii) the Company contributed 1,000 shares of newly issued common stock of the Company, par value $0.01 per share (such shares of common stock, the “New Parent Shares”), as a contribution to the capital of The Container Store, Inc., a Texas corporation (“TCS”), and in exchange for no additional shares of capital stock of TCS, (iii) TCS contributed all of the New Parent Shares to an entity newly formed by TCS, The Container Store Holdings, LLC (“Reorganized Parent”), as a contribution to the capital of the Reorganized Parent, (iv) TCS distributed (a) to the Holders (as defined in the Plan of Reorganization) of Allowed DIP Term Loan Claims (as defined in the Plan of Reorganization) (or, where applicable, their respective designees under the Plan of Reorganization) (1) the Exit Term Loans (as defined in the Plan of Reorganization) and (2) 64% of the equity interests in Reorganized Parent, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed DIP Term Loan Claims and (b) to the Holders of Allowed Prepetition Term Loan Claims (as defined in the Plan of Reorganization) (or, where applicable, their respective designees under the Plan of Reorganization) 36% of the equity interests in Reorganized Parent, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Prepetition Term Loan Claims, in each case of the foregoing, on the terms and subject to the conditions set forth in the Plan of Reorganization.

The Company terminated its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and continues as a private company.

3.	Fresh Start Accounting and Reorganization Items, Net Fresh Start

In connection with the Company's emergence from bankruptcy and in accordance with ASC 852, the Company qualified for and adopted fresh start accounting on the Effective Date. The Company was required to adopt fresh start accounting because (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the Successor Company and (ii) the reorganization value of the Company's assets immediately prior to confirmation of the Plan of Reorganization was less than the post-petition liabilities and allowed claims. ASC 852 requires that fresh start accounting be applied when the Bankruptcy Court enters a confirmation order confirming a plan of reorganization, or as of a later date when all material conditions precedent to the effectiveness of a plan of reorganization are resolved, which was January 28, 2025 for the Company. The Company selected a convenience date of January 25, 2025 for purposes of applying fresh start accounting as the activity between the convenience date and the Effective Date did not result in a material difference in the financial results. As such, the application of fresh start accounting was reflected in our consolidated balance sheet as of March 29, 2025 (Successor) and related fresh start accounting adjustments were included in our consolidated statement of operations for the 43-week period ended January 25, 2025 (Predecessor).

In accordance with ASC 852, with the application of fresh start accounting, the Company allocated its reorganization value to its individual assets based on their estimated fair values in conformity with ASC 805, Business Combinations. The reorganization value represents the fair value of the Successor Company's assets before considering liabilities. As a result of the application of fresh start accounting and the effects of the implementation of the Plan of Reorganization, the consolidated financial statements after January 25, 2025 are not comparable with the consolidated financial statements as of or prior to that date.

Reorganization Value

As set forth in the Plan, the enterprise value of the Successor Company was estimated to be between $184,000 and $216,000, which was confirmed by the Bankruptcy Court. Based on the estimates and assumptions discussed below, the Company estimated the enterprise value to be $208,299.

We estimated the enterprise value of the Successor Company by applying the discounted cash flow method. To estimate enterprise value applying the discounted cash flow method, we established an estimate of future cash flows for the period 2025 to 2030 with a terminal value and discounted the estimated future cash flows to present value. The expected cash flows for the period 2025 to 2030 with a terminal value were based upon certain financial projections and assumptions provided to the Bankruptcy Court. The expected cash flows for the period 2025 to 2030 were derived from revenue projections and assumptions regarding growth and profit margin, as applicable.

The Company’s enterprise value represents the fair value of its interest-bearing debt and equity capital, while the reorganization value is derived from the enterprise value by adding back non-interest bearing liabilities.

The following table reconciles the enterprise value to the implied value (for fresh-start accounting purposes) of the Successor common stock as of the Effective Date:

(In thousands)
Enterprise Value	$208,299
Less:
Debt issued upon emergence, net of deferred financing costs	(196,405)
Finance leases	(583)
Implied value of Successor common stock at emergence	$11,311

The following table reconciles the enterprise value to the estimated reorganization value as of the Effective Date:

(In thousands)
Enterprise Value	$208,299
Plus: Non-interest bearing current liabilities	158,171
Plus: Non-interest bearing long-term liabilities	315,714
Reorganization value	$682,184

Consolidated Balance Sheet

The adjustments set forth in the following consolidated balance sheet as of January 25, 2025 reflect the consummation of the transactions contemplated by the Plan of Reorganization (reflected in the column "Reorganization Adjustments"), as well as fair value adjustments as a result of applying fresh start accounting (reflected in the column "Fresh Start Adjustments"). The explanatory notes highlight methods used to determine fair values or other amounts of the assets and liabilities, as well as significant assumptions or inputs.

	As of January 25, 2025
(In thousands)	Predecessor Company	Reorganization Adjustments		Fresh Start Adjustments		Successor Company
Assets
Current assets:
Cash	$64,866	$(14,150)	(1)	$—		$50,716
Accounts receivable, net	22,581	—		—		22,581
Inventory	136,475	—		—		136,475
Prepaid expenses	16,980	—		(198)	(14)	16,782
Income taxes receivable	5,698	—		—		5,698
Other current assets	8,224	—		—		8,224
Total current assets	254,824	(14,150)		(198)		240,476
Noncurrent assets:
Property and equipment, net	133,402	—		(43,116)	(11)	90,286
Noncurrent operating lease right-of-use assets	378,522	—		(57,449)	(12)	321,073
Goodwill	—	—		2,133	(13)	2,133
Trade names	42,752	—		(22,056)	(13)	20,696
Deferred financing costs, net	—	1,127	(2)	—		1,127
Noncurrent deferred tax assets, net	26,815	—		(26,789)	(14)	26
Other assets	6,367	—		—		6,367
Total noncurrent assets	587,858	1,127		(147,277)		441,708
Total assets	$842,682	$(13,023)		$(147,475)		$682,184

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$38,661	$(2,900)	(3)	$—		$35,761
Accrued liabilities	38,343	30,310	(4)	—		68,653
DIP (debtor-in-possession) financing	42,800	(42,800)	(5)	—		—
Current portion of long-term debt	201	—		—		201
Current operating lease liabilities	1,183	64,332	(6)	(12,101)	(12)	53,414
Income taxes payable	(691)	1,034	(6)	—		343
Total current liabilities	120,497	49,976		(12,101)		158,372
Noncurrent liabilities:
Long-term debt	382	196,405	(7)	—		196,787
Noncurrent operating lease liabilities	2,466	346,343	(6)	(47,225)	(12)	301,584
Noncurrent deferred tax liabilities, net	2,764	(234)	(6)	5,250	(14)	7,780
Liabilities subject to compromise	699,106	(699,106)	(6)	—		—
Other long-term liabilities	5,323	1,027	(6)	—		6,350
Total noncurrent liabilities	710,041	(155,565)		(41,975)		512,501
Total liabilities	830,538	(105,589)		(54,076)		670,873

Shareholders’ equity:
Predecessor common stock	33	(33)	(8)	—		—
Successor common stock	—	—		—		—
Predecessor additional paid-in capital	875,943	(875,943)	(8)	—		—
Successor additional paid-in capital	—	11,311	(9)	—		11,311
Accumulated other comprehensive loss	(33,741)	—		33,741	(15)	—
Retained deficit	(830,091)	957,231	(10)	(127,140)	(15)	—
Total shareholders’ equity	12,144	92,566		(93,399)		11,311
Total liabilities and shareholders’ equity	$842,682	(13,023)		$(147,475)		$682,184

Reorganization Adjustments

In accordance with the Plan of Reorganization, the following adjustments were made:

(1)	The table below reflects the uses of cash on the Effective Date from implementation of the Plan of Reorganization:

(In thousands)
Cash at January 25, 2025 (before reorganization adjustments)	$64,866
Sources:
Proceeds from Exit ABL Credit Facility	84,691
Proceeds from Exit Term Loans	114,999
Total sources of cash	199,690
Uses:
Payment of DIP ABL Credit Facility	(84,341)
Payment of First-Out DIP Term Loans	(42,800)
Payment of Senior Secured Term Loan Facility	(72,199)
Payment of emergence deferred financing costs	(4,756)
Payment of professional fees	(9,744)
Total uses of cash	(213,840)
Net uses of cash	(14,150)
Cash upon emergence	$50,716

(2)
Reflects the deferred financing costs associated with the Exit ABL Credit Facility. Refer to Note 5 to our audited consolidated financial statements for more information on the details of this new credit facility.

(3)
Reflects the payment of $9,744 of professional fees associated with the reorganization that did not qualify for capitalization, partially offset by the reinstatement of $6,844 of accounts payable included within Liabilities subject to compromise to be satisfied in the ordinary course of business.

(4)
Reflects the reinstatement of $31,040 of accrued liabilities included within Liabilities subject to compromise to be satisfied in the ordinary course of business, partially offset by the removal of $730 of accrued interest associated with the DIP debt agreements which accreted to the debt balances at emergence.

(5)	Reflects the repayment of the First-Out DIP Term Loans. Refer to Note 5 to our audited consolidated financial statements for more information on the details of this new credit facility.

(6)	The table below indicates the disposition of Liabilities subject to compromise:

(In thousands)
Liabilities subject to compromise pre-emergence	$699,106
To be reinstated on the Effective Date:
Accounts payable	(6,844)
Accrued liabilities	(31,040)
Current operating lease liabilities	(64,332)
Noncurrent operating lease liabilities	(346,343)
Long-term debt	(83,956)
Income taxes payable	(1,034)
Noncurrent deferred tax liability	234
Other long-term liabilities	(1,027)
Total liabilities reinstated	$(534,342)
Less amounts settled per the Plan of Reorganization
Issuance of Second-Out Exit Term Loans	(72,199)
Gain on settlement of Liabilities subject to compromise	$92,565

(7)	The exit financing consists of the following:

(In thousands)	Maturity	Interest Rate	Amount
First-Out Exit Term Loans	April 30, 2029	SOFR + 650 bps	$42,940
Second-Out Exit Term Loans	July 30, 2029	SOFR + 500 bps	72,199
Exit ABL Credit Facility	January 28, 2028	SOFR + 425 bps	84,895
Less: Deferred financing costs			(3,629)
Long-term debt - Exit financing			$196,405

(8)
Pursuant to the terms of the Plan of Reorganization, as of the Effective Date, all Predecessor common stock and stock-based compensation awards were canceled without any distribution. As a result of the cancellation, the Company recognized $786 in compensation expense related to the unrecognized portion of share-based compensation as of the Effective Date.

(9)	Reflects the issuance of Successor Company equity.

(10)	The table reflects the cumulative impact on retained earnings for the reorganization adjustments outlined above:

(In thousands)
Gain on settlement of Liabilities subject to compromise	$92,565
Cancellation of Predecessor equity	875,977
Issuance of Successor equity	(11,311)
Net impact on Retained deficit	$957,231

Fresh Start Adjustments

We have applied fresh start accounting in accordance with ASC 852. Fresh start accounting requires the revaluation of our assets and liabilities to fair value, including both existing and new intangible assets, such as tradenames. Fresh start accounting also requires the elimination of all predecessor earnings or deficits in Accumulated deficit and Accumulated other comprehensive loss. These adjustments reflect the actual amounts recorded as of the Effective Date.

(11)
Reflects the fair value adjustment to recognize the Company’s property and equipment as of January 25, 2025 based on the fair values of such property and equipment. Owned real property was valued using a market approach comparing similar properties to recent market transactions. All other personal property was valued using a replacement cost approach.

(12)
Upon application of fresh start accounting, the operating lease obligation was calculated using the incremental borrowing rate applicable to the Company as of January 25, 2025. The incremental borrowing rate used increased from 9.5% as of March 30, 2024 to 11.3% as of January 25, 2025. As a result of this increase, the Company's Operating lease liabilities and corresponding Operating lease right-of-use assets decreased by $59,324 to reflect the lower balances resulting from the application of a higher incremental borrowing rate. In addition, the Company increased the Operating lease right-of-use assets to recognize $1,875 related to the favorable lease contracts.

(13)
Reflects the fair value adjustment to recognize certain intangible assets at estimated current fair value as part of the application of fresh-start accounting. For purposes of estimating the fair value of trade names, the Company primarily used the Royalty Savings Method, a variation of the Income approach. Estimated royalty rates were determined for each of the trade names considering the relative contribution to the Company’s overall profitability as well as available public information regarding market royalty rates for similar assets. The selected royalty rates were applied to the revenue generated by the trademarks and trade names to determine the amount of royalty payments saved as a result of owning these assets. The forecasted cash flows expected to be generated as a result of the royalty savings were discounted to present value utilizing a discount rate considering overall business risks and risks associated with the asset being valued.

Additionally, the Company recorded $2,133 of goodwill related to the Elfa segment of the business as a result of the application of fresh-start accounting. The goodwill represents the excess of the enterprise value allocated to the Elfa segment over the fair value of the assets and liabilities of the Elfa segment. Refer to Note 4 to our audited consolidated financial statements for more information on the details of goodwill and trade names.

(14)
Reflects a net decrease to deferred tax assets attributed primarily to an increase in the valuation allowance, as well as a net increase to deferred tax liabilities for fresh start adjustments attributed primarily to intangible assets.

(15)	The table below reflects the cumulative impact of the fresh-start adjustments as discussed above:

(In thousands)
Fresh-start adjustment to property and equipment	$(43,116)
Fresh-start adjustment to operating lease assets	(57,449)
Fresh-start adjustment to trade names	(22,056)
Fresh-start adjustment to goodwill	2,133
Fresh-start adjustment to operating lease liabilities	59,326
Impact of foreign currency translation on fresh-start accounting adjustments	822
Total Fresh-start adjustments impacting Reorganization items, net	$(60,340)
Reset of accumulated other comprehensive income	(34,563)
Income tax expense	(32,237)
Net impact to Retained deficit	$(127,140)

Reorganization Items, Net

The table below presents the Reorganization items incurred and cash paid for Reorganization items as a result of Chapter 11 Cases during the periods presented:

	Successor Company	Predecessor Company
(In thousands)	Period From	Period From	Fiscal Year Ended
	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025	March 30, 2024
Debtor-in-possession refinancing costs	$—	$8,896	$—
Professional fees and other bankruptcy costs	—	3,807	—
Net gain on liabilities subject to compromise	—	(92,565)	—
Impact of fresh start accounting	—	60,340	—
Reorganization items, net	$—	$(19,522)	$—

Cash payment for reorganization items, net	$140	$9,744	$—

4. Goodwill and trade names

The estimated goodwill and trade name fair values are computed using estimates as of the measurement date, which is defined as the first day of the fiscal fourth quarter or as of an interim assessment date. The Company makes estimates and assumptions about sales, gross margins, selling, general and administrative percentages and profit margins, based on budgets and forecasts, business plans, economic projections, anticipated future cash flows, and marketplace data. Assumptions are also made for varying perpetual growth rates for periods beyond the long-term business plan period and our estimated weighted average cost of capital. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. Another estimate using different, but still reasonable, assumptions could produce different results. As there are numerous assumptions and estimations utilized to derive the estimated enterprise fair value of each reporting unit, it is possible that actual results may differ from estimated results requiring future impairment charges.

We conducted an interim qualitative assessment of our trade names balance as of September 28, 2024 (Predecessor) in accordance with the Financial Accounting Standard Board Accounting Standards Codification (ASC) Topic 350, Intangibles-Goodwill and Other, which we determined it is not more likely than not that our trade names are impaired. We conducted an interim quantitative impairment test of our trade names balance on December 28, 2024 (Predecessor) due to identified factors during the prior three months. In connection with the interim quantitative test, we determined there was an impairment of the TCS trade name of $93,692 and an impairment of our Elfa trade name of $9,591.

As of January 25, 2025 (Predecessor), the Company recorded $2,133 of goodwill related to the Elfa segment as a result of the application of fresh-start accounting. The goodwill represents the excess of the enterprise value allocated to the Elfa segment over the fair value of the assets and liabilities of the Elfa segment. Further, the TCS trade name value was adjusted down by $22,129 to reflect its fair value of $7,474 and the Elfa trade name value was adjusted up by $73 to reflect its fair value of $13,222 as a result of fresh-start accounting. See Note 3 Fresh Start Accounting and Reorganization Items, Net for further information.

During the fiscal year ended March 28, 2026 (Successor), we conducted an annual impairment test of our goodwill and trade names balances in accordance with ASC 350. In connection with our assessments, we determined there was an impairment of the Elfa trade name of $3,009.

Future impairment changes could be required if we do no achieve our current net sales and profitability projections.

The changes in the carrying amounts of goodwill and trade names were as follows:

	Goodwill	Trade names
Balance at January 25, 2025 (Predecessor)
Gross balance	$—	$251,401
Fiscal 2024 impairment charges	—	(103,283)
Impact of fresh-start accounting	2,133	(22,056)
Accumulated impairment charges	—	(105,366)
Total, net	$2,133	$20,696

Foreign currency translation adjustments	$211	$1,310
Balance at March 29, 2025 (Successor)
Gross balance	2,344	22,006
Accumulated impairment charges	—	—
Total, net	2,344	22,006
Foreign currency translation adjustments	151	828
Balance at March 28, 2026 (Successor)
Gross balance	2,495	22,834
Fiscal 2025 impairment charges	—	(3,009)
Accumulated impairment charges	—	—
Total, net	$2,495	$19,825

5. Detail of certain balance sheet accounts

	Successor Company
	March 28, 2026	March 29, 2025
Accounts receivable, net:
Trade receivables, net	$11,468	$11,215
Credit card receivables	8,961	9,966
Other receivables	1,085	1,995
	$21,514	$23,176
Inventory:
Finished goods	$127,451	$129,340
Raw materials	5,024	5,346
Work in progress	585	971
	$133,060	$135,657
Property and equipment, net:
Land and buildings	$27,677	$26,392
Furniture and fixtures	6,795	7,759
Machinery and equipment	27,498	26,290
Computer software and equipment	22,018	16,009
Leasehold improvements	14,798	14,236
Construction in progress	11,231	6,220
Other	1,787	1,440
	111,804	98,346
Less accumulated depreciation and amortization	(28,144)	(3,888)
	$83,660	$94,458

Accrued liabilities:
Accrued payroll, benefits and bonuses	$15,158	$20,344
Unearned revenue	20,708	18,307
Accrued transaction and property tax	11,754	12,997
Gift cards and store credits outstanding	12,333	12,807
Accrued sales returns	2,330	2,111
Accrued interest	2,235	1,908
Other accrued liabilities	8,259	6,286
	$72,777	$74,760

Contract balances as a result of transactions with customers primarily consist of trade receivables included in Accounts receivable, net, unearned revenue included in Accrued liabilities, and gift cards and store credits outstanding included in Accrued liabilities in the Company's consolidated balance sheets. Unearned revenue was $18,307 as of March 29, 2025 (Successor), and $17,862 was subsequently recognized into revenue in the fiscal year 2025 (Successor). Gift cards and store credits outstanding was $12,807 as of March 29, 2025 (Successor), and $3,405 was subsequently recognized into revenue in the fiscal year 2025 (Successor).

6. Long-term debt and revolving lines of credit

Third-party long-term debt and revolving lines of credit consist of the following:

	Successor Company
	March 28, 2026	March 29, 2025
Second-Out Exit Term Loans	$3,842	$—
Obligations under finance leases	654	609
Exit ABL Credit Facility	76,761	72,008
Total debt	81,257	72,617
Less current portion	(284)	(218)
Less deferred financing costs (1)	(102)	—
Total long-term debt	$80,871	$72,399

(1)	Represents deferred financing costs related to each term loan above, which are included in long-term debt in the consolidated balance sheet.

Related party long-term debt consists of the following:

	Successor Company
	March 28, 2026	March 29, 2025
First-Out Exit Term Loans	$45,916	$43,144
Amendment No. 1 Super Senior Term Loans	21,684	—
Amendment No. 2 Super Senior Term Loans	26,090	—
Amendment No. 3 2026 Priming Super Senior Term Loans	25,895	—
Rolled-Up First-Out Term Loans	20,943	—
Second-Out Exit Term Loans	52,342	72,199
Total debt, related party	192,870	115,343
Less deferred financing costs (2)	(5,135)	(3,487)
Total long-term debt, related party	$187,735	$111,856

(2)	Represents deferred financing costs related to each term loan above, which are included in long-term debt, related party in the consolidated balance sheet.

Scheduled total revolving lines of credit and debt maturities for the fiscal years subsequent to March 28, 2026 (Successor), are as follows:

Within 1 year	$284
2 years	77,030
3 years	101
4 years	196,712
5 years	—
Thereafter	—
$274,127

Predecessor

Senior Secured Term Loan Facility

On April 6, 2012, the Company, The Container Store, Inc. and certain of our domestic subsidiaries entered into a credit agreement with JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the lenders party thereto (as amended to date, the “Senior Secured Term Loan Facility”). On October 8, 2024, the Company entered into Amendment No. 9 (the “Ninth Amendment”). Pursuant to the terms of the Ninth Amendment, the Existing Senior Secured Term Loan Facility to, among other things: (i) waive the testing of the consolidated leverage ratio covenant (defined in the Senior Secured Term Loan Facility as the ratio of total debt to consolidated EBITDA) for the second quarter of fiscal year 2024, (ii) add a covenant for the Company to enter into a qualified financing transaction, subject to the approval of the Required Lenders by November 15, 2024 (as such date may be extended by the Required Lenders, as defined in the Existing Term Loan Facility), and (iii) amend certain of the covenants in the Existing Term Loan Facility, which, among other things, further restrict the Company and its Subsidiaries’ ability to incur additional indebtedness or engage in certain non-ordinary course transactions. Refer to Debtor-in-Possession Credit Agreements for further information regarding cancellation of this agreement.

Revolving Credit Facility

On April 6, 2012, the Company, The Container Store, Inc. and certain of our domestic subsidiaries entered into an asset-based revolving credit agreement with the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and Wells Fargo Bank, National Association, as Syndication Agent (as amended, the “Revolving Credit Facility”). The aggregate principal amount of the facility was $100,000 and borrowings under the facility accrued interest at Adjusted Term SOFR + 1.25%. Refer to Debtor-in-Possession Credit Agreements for further information regarding cancellation of this agreement.

Debtor-in-Possession (DIP) Credit Agreements

Upon approval from the Bankruptcy Court, the DIP Term Lenders provided a senior secured super-priority priming debtor-in-possession term loan credit facility in an aggregate principal amount of up to $115,000, consisting of (a) $40,000 in money term loan (the "First-out DIP Term Loan") and (b) $75,000 of outstanding claims under the Company's existing senior secured term loan credit facility (the "Second-out DIP Term Loan") converted and exchanged into term loans under the DIP Term Loan Facility (the "DIP Term Loan Facility"). Pursuant to and subject to the terms of the Plan of Reorganization, on the Effective Date, the obligations of the Company and the other Debtors under the Senior Secured Term Loan Facility (as amended), among the Company, the guarantors party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and the related loan documents thereunder were cancelled.

Also upon approval from the Bankruptcy Court, the Company entered into a senior secured super-priority debtor-in-possession asset-based revolving credit agreement (the "DIP ABL Credit Facility") in an aggregate principal amount of up to $140,000. Proceeds from the DIP ABL Credit Agreement were used to repay, in full, all outstanding amounts owed under, and to cash collateralize all outstanding letters of credit under (at 105% the face amount thereof), the Company's existing Revolving Credit Facility, and such facility was terminated and of no further force and effect.

On January 28, 2025, upon emergence from Bankruptcy, the Company's Senior Secured Super-Priority Priming Debtor-in-Possession Term Loan Agreement matured and all outstanding loans therefore were converted into Exit Term Loans and the Company's Senior Secured Super-Priority Debtor-in-Possession Asset-Based Revolving Credit Agreement matured and all outstanding thereunder were converted into Exit ABL Loans (see Successor section below).

Successor

Exit Term Loan Agreement

On January 28, 2025, the Company, entered into an exit term loan credit agreement with the lenders under the DIP Term Loan Facility, providing for approximately $115,139 aggregate principal amount of exit term loans comprised of an amount of first-out exit term loans under the Exit Term Loan Credit Agreement equal to approximately $42,940 were deemed issued in exchange, and a dollar-for-dollar basis, for the full amount of First-out DIP Term Loans (the "First-Out Exit Term Loans") and an amount of second-out exit term loans under the Exit Term Loan Credit Agreement equal to approximately $72,199 were deemed issued in exchange, on a dollar-for-dollar basis, for the full amount of Second-Out DIP Term Loans (the "Second-Out Exit Term Loans", and both of which are collectively referred to as the "Exit Term Loans"). The Exit Term Loans involve lenders who are also shareholders of the Company pursuant to the Plan of Reorganization. Due to the related party involvement, the Company has disclosed the relationship and terms herein. Refer to Note 2 for additional information on the Plan of Reorganization.

The First-Out Exit Term Loans bear interest at a percentage per annum equal to SOFR plus 6.50% payable monthly in arrears with up to 5.50% payable in-kind, maturing April 30, 2029. The Second-Out Exit Term Loans bear interest at 5.00% per annum, payable every 6 months, with up to 4.00% payable in-kind, maturing July 30, 2029. The loans and other obligations under the Exit Term Loan Agreement are secured by substantially all assets of the Company and certain domestic subsidiaries (the "Company Parties"), with a first-priority security interest on equipment, real property, intellectual property, investment property and other fixed assets (and proceeds thereof) (the "Term Priority Assets") and a second-priority security interest on ABL Priority Assets (as defined below). The Exit Term Loan Agreement contains a number of covenants that, among other things, restrict our ability, subject to specified exceptions, to incur additional debt; incur additional liens and contingent liabilities; sell or dispose of assets; merge with or acquire other companies; liquidate or dissolve ourselves, engage in businesses that are not in a related line of business; make loans, advances or guarantees engage in transactions with affiliates; and make investments. In addition, the financing agreements contain certain cross-default provisions. We are required to maintain minimum liquidity (as defined in the agreement) of at least $10,000 as of the last day of any calendar month.

Amendment No. 1 Super Senior Term Loans and Rolled-Up First-Out Term Loans

On September 15, 2025, the Company entered into Amendment No. 1 to the Exit Term Loan Credit Agreement (the "First Amendment"). The First Amendment resulted in $20,000 aggregate principal amount of super senior term loan commitments from the First-Out Lenders or their designees (the "Amendment No. 1 Super Senior Term Loans"), as well as a $20,000 conversion, via a cashless roll, from the Second-Out Term Loans into new term loans having equal priority with the First-Out Term Loans (the "Rolled-Up First-Out Term Loans"). The Amendment No. 1 Super Senior Term Loans and Rolled-up First-Out Term Loans bear interest at a percentage equal to SOFR plus 6.50% or Base Rate plus 5.50%, maturing on April 30, 2029. Interest is either paid in cash or payable in-kind. Beginning November 1, 2025, all interest incurred is considered payable in-kind and capitalized to the outstanding principal balance, as approved by the lenders.

Amendment No. 2 Super Senior Term Loans

On January 9, 2026, the Company entered into Amendment No. 2 to the Exit Term Loan Credit Agreement (the “Second Amendment”). The Second Amendment resulted in $25,000 aggregate principal amount of super senior term loan commitments from certain existing First-Out lenders or their designees (the "Amendment No. 2 Super Senior Term Loans"). The Amendment No. 2 Super Senior Term Loans bear interest as a percentage equal to SOFR plus 6.50% or Base Rate plus 5.50%, maturing on April 30, 2029, with all interest incurred considered payable in-kind and capitalized to the outstanding principal balance.

Amendment No. 3 2026 Priming Super Senior Term Loans

On March 9, 2026, the Company entered into Amendment No. 3 to the Exit Term Loan Credit Agreement (the “Third Amendment”). The Third Amendment resulted in $25,000 aggregate principal amount of priming super senior term loan commitments from the First-Out Lenders or their designees (the "Amendment No. 3 2026 Priming Super Senior Term Loans"). The Amendment No. 3 2026 Priming Super Senior Term Loans bear interest as a percentage equal to SOFR plus 6.50% or Base Rate plus 5.50%, maturing on April 30, 2029, with all interest incurred considered payable in-kind and capitalized to the outstanding principal balance.

As of March 28, 2026 (Successor), the Company was in compliance with all covenants under the Exit Term Loan Credit Agreement (as amended) and no Event of Default (as defined) has occurred.

Exit Asset-Based Lending (ABL) Credit Facility

On January 28, 2025, the Company parties entered into an exit asset-based revolving credit agreement with the lender under the DIP ABL Credit Facility, providing for a $140,000 aggregate revolving credit commitment, subject to a borrowing based as set forth in the Exit ABL Credit Agreement (the "Exit ABL Credit Facility"). On January 28, 2025, an amount of exit revolving loans under the Exit ABL Credit Facility equal to approximately $84,895 were deemed issued in exchange, on a dollar-for-dollar basis, for the full amount of DIP ABL Credit Facility. As of March 28, 2026 (Successor), there were $76,761 borrowings outstanding under the Exit ABL Credit Facility and $13,454 was available to borrow.

The Exit ABL Credit Facility bears interest at a percentage per annum equal to SOFR plus 4.25% and matures on January 28, 2028. The Exit ABL Credit Facility is secured by substantially all assets of the Company Parties (subject to customary exceptions), with a first-priority lien on inventory, accounts receivable (including credit card receivables) and other working capital assets (and proceeds thereof) (the “ABL Priority Assets”) and a second-priority lien on Term Priority Assets. The Exit ABL Credit Facility contains a number of covenants that, among other things, restrict our ability, subject to specified exceptions, to incur additional debt; incur additional liens and contingent liabilities; sell or dispose of assets; merge with or acquire other companies; liquidate or dissolve ourselves, engage in businesses that are not in a related line of business; make loans, advances or guarantees engage in transactions with affiliates; and make investments. In addition, the financing agreements contain certain cross-default provisions. We are required to maintain minimum availability of at least 10% of the greater of the borrowing base and the aggregate commitments (as defined in the agreement). As of March 28, 2026 (Successor), we were in compliance with all covenants under the Exit ABL Credit Facility and no Event of Default (as defined) has occurred.

2019 Elfa Senior Secured Credit Facilities

On March 18, 2019, Elfa refinanced its master credit agreement with Nordea Bank AB entered into on April 1, 2014 and the senior secured credit facilities thereunder, and entered into a new master credit agreement with Nordea Bank Abp, filial i Sverige (“Nordea Bank”), which consists of (i) an SEK 110,000 (approximately $11,539 as of March 28, 2026 (Successor)) revolving credit facility (the “2019 Original Revolving Facility”), (ii) upon Elfa’s request, an additional SEK 115,000 (approximately $12,063 as of March 28, 2026 (Successor)) revolving credit facility (the “2019 Additional Revolving Facility” and together with the 2019 Original Revolving Facility, the “2019 Elfa Revolving Facilities”), and (iii) an uncommitted term loan facility in the amount of SEK 25,000 (approximately $2,622 as of March 28, 2026 (Successor)), which is subject to receipt of Nordea Bank’s commitment and satisfaction of specified conditions (the “Incremental Term Facility”, together with the 2019 Elfa Revolving Facilities, the “2019 Elfa Senior Secured Credit Facilities”). The term for the 2019 Elfa Senior Secured Credit Facilities began on April 1, 2019 and, pursuant to an amendment entered into in fiscal 2025, matures on September 30, 2028. Loans borrowed under the 2019 Elfa Revolving Facilities bear interest at Nordea Bank’s base rate +1.40%. Any loan borrowed under the Incremental Term Facility would bear interest at Stibor +1.70%.

The 2019 Elfa Senior Secured Credit Facilities are secured by the majority of assets of Elfa. The 2019 Elfa Senior Secured Credit Facilities contains a number of covenants that, among other things, restrict Elfa’s ability, subject to specified exceptions, to incur additional liens, sell or dispose of assets, merge with other companies, engage in businesses that are not in a related line of business and make guarantees. In addition, Elfa is required to maintain (i) a Group Equity Ratio (as defined in the 2019 Elfa Senior Secured Credit Facilities) of not less than 32.5% and (ii) a consolidated ratio of net debt to EBITDA (as defined in the 2019 Elfa Senior Secured Credit Facilities) of less than 3.20. As of March 28, 2026 (Successor), Elfa was in compliance with all covenants under the 2019 Elfa Senior Secured Credit Facilities and no Event of Default (as defined in the 2019 Elfa Senior Secured Credit Facilities) had occurred.

There was $7,867 available under the 2019 Elfa Senior Secured Credit Facilities as of March 28, 2026 (Successor), based on the factors described above. There were no borrowings outstanding under the 2019 Elfa Senior Secured Credit Facilities as of March 28, 2026 (Successor).

7. Income taxes

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), which expands income tax disclosure requirements, primarily related to the effective tax rate reconciliation and income taxes paid. We adopted the standard prospectively in fiscal 2025.

As a result of steps in the Plan of Reorganization described in Note 2 and the fresh start accounting adjustments described in Note 3 Fresh Start Accounting and Reorganization Items, Net, there were significant tax adjustments recorded in the period from March 31, 2024 through January 25, 2025 (Predecessor). The Company recorded income tax provision in the Predecessor Company of $20,263 for the reduction in fixed assets from the cancellation of debt income (“CODI”) realized upon emergence. The Company recorded income tax benefit of $3,693 for fresh start adjustments and $16,526 for extinguishment of debt in the Predecessor period.

Components of the provision for income taxes are as follows:

	Successor Company		Predecessor Company
	Fiscal Year Ended	Period from	Period from	Fiscal Year Ended
	March 28, 2026	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025	March 30, 2024
(Loss) income before income taxes:
U.S.	$(137,379)	$(17,441)	$(183,489)	$(122,030)
Foreign	(3,136)	1,342	19,020	(3,376)
	$(140,515)	$(16,099)	$(164,469)	$(125,406)
Current
Federal	$(184)	$(38)	$(209)	$1,459
State	222	9	75	313
Foreign	808	29	149	860
Total current provision	846	—	15	2,632
Deferred
Federal	—	809	(16,812)	(17,779)
State	—	(610)	(2,399)	(5,365)
Foreign	(1,485)	215	3,529	(1,607)
Total deferred (benefit) provision	(1,485)	414	(15,682)	(24,751)
Total (benefit) provision for income taxes	$(639)	$414	$(15,667)	$(22,119)

Effective income tax rate reconciliation

Differences between the actual provision for income taxes and the amounts computed by applying the statutory federal tax rate to income before taxes, for the current year, are as follows:

	Successor Company
	Fiscal Year Ended
	March 28, 2026
	Amount	Percent
Benefit computed at federal statutory rate	$(29,508)	21.00%
Change in valuation allowance	29,525	(21.01)
State income taxes, net of federal benefit (1)	175	(0.12)
Effect of foreign income taxes	(18)	0.01
Effect of cross-border tax laws	344	(0.24)
Other, net	(1,157)	0.81
	$(639)	0.45%

(1)	State taxes in Texas contributed to the majority of the tax effect in this category.

Differences between the actual provision for income taxes and the amounts computed by applying the statutory federal tax rate to income before taxes, for fiscal years prior to the adoption of ASU 2023-09, are as follows:

	Successor Company	Predecessor Company
	Period from	Period from	Fiscal Year Ended
	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025	March 30, 2024
Benefit computed at federal statutory rate	$(3,381)	$(34,538)	$(26,335)
Permanent differences	222	1,287	7,960
Change in valuation allowance	4,399	26,170	(46)
State income taxes, net of federal benefit	(825)	(8,385)	(3,991)
Effect of foreign income taxes	5	76	(5)
Other, net	(6)	(277)	298
	$414	$(15,667)	$(22,119)

Cash (refund) paid for taxes

The components of cash paid for income taxes, net of (refunds), are as follows:

Successor Company
Fiscal Year Ended
March 28, 2026
U.S. federal	$(1,511)
U.S. state and local
California	(397)
Maryland	(469)
Texas	204
Other	(544)
Total U.S. state and local	(2,717)
Foreign
Sweden	(857)
Other	278
Total foreign	(579)
Total income taxes paid, net of (refunds)	$(3,296)

Total income taxes paid, net of (refunds), for the period of January 26, 2025 through March 29, 2025 (Successor), the period of March 31, 2024 through January 25, 2025 (Predecessor), and the fiscal year 2023 (Predecessor), were $505, $1,212, and $7,958, respectively.

Deferred taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of deferred tax assets and liabilities as of March 28, 2026 and March 29, 2025, are as follows:

	Successor Company
	March 28, 2026	March 29, 2025
Deferred tax assets:
Inventory	$3,027	$2,916
Loss and credit carryforwards	48,087	20,156
Stock-based compensation	—	—
Accrued liabilities	15,287	11,441
Operating lease liabilities	79,549	89,559
Capital assets	39	46
Other	3,140	2,331
	149,129	126,449
Valuation allowance	(72,372)	(35,979)
Total deferred tax assets	76,757	90,470
Deferred tax liabilities:
Intangibles	(6,294)	(6,862)
Operating lease assets	(70,915)	(81,944)
Capital assets	(8,027)	(10,711)
Total deferred tax liabilities	(85,236)	(99,517)
Net deferred tax liabilities	$(8,479)	$(9,047)

The Company has recorded deferred tax assets and liabilities based upon estimates of their realizable value with such estimates based upon likely future tax consequences. In assessing the need for a valuation allowance, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets within the jurisdiction in which they arise. If, based on the weight of available evidence, it is more-likely-than-not that a deferred tax asset will not be realized, the Company records a valuation allowance. As of March 28, 2026 (Successor), the Company established a 100% valuation allowance against U.S. net deferred tax assets due to the uncertainty regarding realization.

Foreign and domestic tax credits, net of valuation allowances, totaled approximately $77 at March 28, 2026 (Successor) and approximately $48 at March 29, 2025 (Successor). The various credits available at March 28, 2026 (Successor) expire in the 2045 tax year.

The Company had deferred tax assets for foreign and net operating loss carryovers of $42,499 at March 28, 2026 (Successor), and approximately $16,935 at March 29, 2025 (Successor). Valuation allowances of $42,135 and $16,935 were recorded against the net operating loss deferred tax assets at March 28, 2026 (Successor) and March 29, 2025 (Successor), respectively.

The Company files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The Company is currently subject to U.S. federal income tax examinations for the year ended March 30, 2020 and forward. With respect to state and local jurisdictions and countries outside of the United States, the Company and subsidiaries are typically subject to examination for three to six years after the income tax returns have been filed.

We operate in certain jurisdictions outside the United States. ASC 740-30 provides that the undistributed earnings of a foreign subsidiary be accounted for as a temporary difference under the presumption that all undistributed earnings will be distributed to the parent company as a dividend. Sufficient evidence of the intent to permanently reinvest the earnings in the jurisdiction where earned precludes a company from recording the temporary difference. For purposes of ASC 740-30, the Company does not consider the earnings subject to the transition tax and GILTI under the Tax Act permanently reinvested. All other earnings are considered permanently reinvested. No deferred tax liability has been recognized for temporary differences related to investments in foreign subsidiaries that are considered indefinitely reinvested. Determination of the amount of the unrecognized deferred tax liability is not practicable due to the complexity of the hypothetical calculation, including assumptions regarding the timing and manner of repatriation and the applicable tax consequences in relevant jurisdictions. The Company has elected an accounting policy to recognize GILTI as a period cost when incurred.

In December 2021, the OECD introduced Base Erosion and Profit Shifting (“BEPS”) Pillar 2 rules that imposed a global minimum tax rate of 15%. Numerous countries, including European Union member states, enacted legislation that took effect on January 1, 2024. The United States is not subject to Pillar 2. To mitigate the administrative burden in complying with the OECD Global BEPS rules during the initial years of implementation, the OECD developed the temporary “Transitional Country-by-Country Safe Harbor” ("Safe Harbor"). The Safe Harbor applies for fiscal years beginning on or before December 31, 2026. Under the Safe Harbor, the top-up tax for such jurisdiction is deemed to be zero, provided that at least one of the Safe Harbor tests is met for the jurisdiction. The Company was able to avail itself of the Pillar 2 Safe Harbor in the jurisdictions in which it operates. On January 5, 2026, the OECD announced changes to the model rules to include the “side by side” arrangement, which contains simplification measures as well as an exemption for US parented companies from certain aspects of the Pillar Two regime. The updated model rules will need to be enacted into local legislation to become effective. The Company was able to avail itself of the Pillar 2 Safe Harbor in the jurisdictions in which it operates. As of March 28, 2026 (Successor), the impact of Pillar 2 legislation was immaterial. The Company will continue to monitor the legislative developments of Pillar 2 framework in the jurisdictions in which it operates.

On July 4, 2025, the One Big Beautiful Bill Act (the OBBB) was enacted in the United States. The OBBB contains several changes impacting corporate taxpayers, including modifications to the capitalization of research and development expenses, changes to calculations for the limitation on deductions for interest expense, and the reestablishment of accelerated depreciation (full expensing) on fixed assets. The OBBB also includes adjustments to the calculation of certain international tax framework provisions, which were initially established by the Tax Cuts and Jobs Act of 2017. The OBBB has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. The OBBB did not have a material impact on our consolidated financial statements as of March 28, 2026 (Successor).

8. Employee benefit plans

401(k) Plan

All domestic employees of the Company are eligible to participate in the Company’s 401(k) Plan immediately upon date of hire. Participants may contribute up to 80% of annual compensation, limited to twenty-three thousand five hundred annually (thirty-one thousand for participants aged 50 years and over). Effective March 29, 2025, the Company canceled 401(k) matching contributions for the foreseeable future. The amount charged to expense for the Company’s matching contribution was zero, zero, $4 and $3,876 for the year ended March 28, 2026 (Successor), the period of January 26, 2025 through March 29, 2025 (Successor), the period of March 31, 2024 through January 25, 2025 (Predecessor), and the year ended March 30, 2024 (Predecessor), respectively.

Non-qualified retirement plan

The Company has a non-qualified retirement plan whereby certain employees can elect to defer a portion of their compensation into retirement savings accounts. Under the plan, there is no requirement that the Company match contributions, although the Company may contribute matching payments at its sole discretion. No matching contributions were made to the plan during any of the periods presented. The Company has established a rabbi trust that serves as an investment to the corresponding non-qualified plan liability. The assets of the rabbi trust are general assets of the Company and primarily consist of mutual funds. During fiscal year 2024, plan participants were notified the Company and its affiliates have made the decision to terminate the non-qualified plan, effective as of August 28, 2024 (the "Termination Date"). Effective as of the Termination Date, no additional contributions or amounts will be credited or debited to a participant's Account (as defined in the plan) following the Termination Date. The plan administrator paid out the balance of each participant's account in a lump sum, less any applicable withholdings, on August 28, 2025.

The total fair value of the plan asset recorded in other current assets was zero and $3,533 as of March 28, 2026 (Successor) and March 29, 2025 (Successor), respectively. The total carrying value of the plan liability recorded in accrued liabilities was zero and $3,533 as of March 28, 2026 (Successor) and March 29, 2025 (Successor), respectively.

Pension plan

The Company provides pension benefits to the employees of Elfa under collectively bargained pension plans in Sweden, which are recorded in other long-term liabilities. The defined benefit plan provides benefits for participating employees based on years of service and final salary levels at retirement. The defined benefit plans are unfunded and the plan was frozen in fiscal 2021. Certain employees also participate in defined contribution plans for which Company contributions are determined as a percentage of participant compensation.

The following is a summary of the defined-benefit pension plan, a statement of funded status, and the related weighted-average assumptions:

	Successor Company
	March 28, 2026	March 29, 2025
Projected benefit obligation, end of year	$3,805	$3,729
Fair value of plan assets, end of year	—	—
Underfunded status, end of year	$(3,805)	$(3,729)
Discount rate	3.5%	3.4%
Rate of pay increases	—%	—%

Benefit cost, benefits paid, and employer contributions are immaterial for disclosure purposes.

9. Stock-based compensation

On October 16, 2013, the Board approved the 2013 Incentive Award Plan (as subsequently amended and restated, the “2013 Equity Plan”). The 2013 Equity Plan provided for grants of nonqualified stock options, incentive stock options, restricted stock, restricted stock units, deferred stock awards, deferred stock units, stock appreciation rights, dividends equivalents, performance awards, and stock payments.

On September 12, 2017, the Company's shareholders approved The Container Store Group Inc. Amended and Restated 2013 Incentive Award Plan (the “Amended and Restated 2013 Plan”). The Amended and Restated 2013 Plan (i) increased the number of shares of common stock available for issuance under such plan from 3,616,570 shares to 11,116,570 shares; (ii) was intended to allow awards under the Amended and Restated 2013 Plan to continue to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, subject to anticipated changes resulting from the Tax Act as described below; and (iii) made certain minor technical changes to the terms of the Amended and Restated 2013 Plan.

On August 30, 2023, the Company’s shareholders approved The Container Store Group, Inc. 2023 Incentive Award Plan (the “2023 Plan”) which replaced the 2013 Equity Plan. Following approval of the 2023 Plan, no further awards were granted under the 2013 Equity Plan. However, the terms and conditions of the Amended and Restated 2013 Plan will continue to govern any outstanding awards granted thereunder.

The 2023 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance bonus awards, performance stock units, other stock or cash-based awards, and dividend equivalents to eligible individuals.

As described in Note 1 and Note 2, on December 22, 2024, the Company and the other Debtors filed the Chapter 11 Cases. On January 24, 2025, the Plan of Reorganization was confirmed by the Bankruptcy Court. The Company and the other Debtors emerged from bankruptcy upon effectiveness of the Plan of Reorganization on January 28, 2025 (the "Effective Date"). On the Effective Date, among other things, all issued and outstanding shares of the Company’s common stock were canceled and extinguished without consideration. All equity incentive plans of the Company, including options, restricted stock awards, performance awards, and other awards are terminated. The cancellation was accounted for as a settlement for no consideration and the remaining unrecognized compensation cost for these awards was recorded as an operating expense in the Predecessor Consolidated Statement of Operation.

Total stock-based compensation cost was zero, zero, $1,584 and $1,870 for year ended March 28, 2026 (Successor), the period of January 26, 2025 through March 29, 2025 (Successor), the period of March 31, 2024 through January 25, 2025 (Predecessor), and the year ended March 30, 2024 (Predecessor), respectively. The stock-based compensation cost for the period of March 31, 2024 through January 25, 2025 (Predecessor) includes $786 related to the accelerated recognition of the unrecognized compensation cost for the awards that were cancelled upon bankruptcy emergence, as explained in the paragraph above.

10. Shareholders’ equity (deficit)

As described in Note 2 Emergence from Voluntary Reorganization under Chapter 11 Proceedings and Note 3 Fresh Start Accounting and Reorganization Items, Net, the Company emerged from bankruptcy upon the effectiveness of the Plan of Reorganization on January 28, 2025 (the "Effective Date"), at which time all shares of the Predecessor Company's issued and outstanding common stock immediately prior to the Effective Date were canceled, released, and extinguished. The Company contributed 1,000 shares of newly issued common stock of the Company, par value $0.01 per share (such shares of common stock, the "New Parent Shares"), as a contribution to the capital of The Container Store, Inc., a Texas corporation ("TCS"), and in exchange for no additional shares of capital stock of TCS. TCS then contributed all of the New Parent Shares to an entity newly formed by TCS, The Container Store Holdings, LLC (“Reorganized Parent”), as a contribution to the capital of the Reorganized Parent.

Predecessor

The Predecessor Company had 250,000,000 shares of common stock authorized, with a par value of $0.01, of which 3,330,166 were issued and outstanding immediately prior to emergence from bankruptcy, and all of which were canceled, released, and extinguished as of the Effective Date. The Predecessor Company also had 5,000,000 shares of preferred stock authorized, with a par value of $0.01, of which no shares were issued or outstanding.

Successor

Common stock

As of March 28, 2026 (Successor), the Company had 5,000 shares of common stock authorized, with a par value of $0.01, of which 1,000 were issued.

Preferred stock

As of March 28, 2026 (Successor), the Company had no shares of preferred stock authorized, issued, or outstanding.

11. Accumulated other comprehensive income

Accumulated other comprehensive income (“AOCI”) consists of changes in our foreign currency hedge contracts, pension liability adjustment, and foreign currency translation. The components of AOCI, net of tax, were as follows:

	Pension liability adjustment	Foreign currency translation	Total
Balance at April 1, 2023 (Predecessor)	$(1,117)	$(31,392)	$(32,509)

Other comprehensive (loss) income before reclassifications, net of tax	(26)	(908)	(934)
Amounts reclassified to earnings, net of tax	—	—	—
Net current period other comprehensive (loss) income	(26)	(908)	(934)
Balance at March 30, 2024 (Predecessor)	$(1,143)	$(32,300)	$(33,443)

Other comprehensive (loss) income before reclassifications, net of tax	$1,584	$(2,716)	$(1,132)
Amounts reclassified to earnings, net of tax	—	—	—
Net current period other comprehensive (loss) income	1,584	(2,716)	(1,132)

Cancellation of Predecessor equity	(441)	35,016	34,575

Balance at January 25, 2025 (Predecessor)	$—	$—	$—

Other comprehensive (loss) income before reclassifications, net of tax	$(2)	$7,167	$7,165
Amounts reclassified to earnings, net of tax	—	—	—
Net current period other comprehensive (loss) income	(2)	7,167	7,165
Balance at March 29, 2025 (Successor)	$(2)	$7,167	$7,165

Other comprehensive (loss) income before reclassifications, net of tax	$37	$4,827	$4,864
Amounts reclassified to earnings, net of tax	—	—	—
Net current period other comprehensive (loss) income	37	4,827	4,864
Balance at March 28, 2026 (Successor)	$35	$11,994	$12,029

Amounts reclassified from AOCI to earnings for the pension liability adjustment category are generally included in cost of sales and selling, general and administrative expenses in the Company’s consolidated statements of operations. For a description of the Company’s employee benefit plans, refer to Note 8.

12. Leases

We conduct all of our U.S. operations from leased facilities that include our support center, distribution centers, manufacturing facilities, and 99 store locations. The support center, distribution centers, manufacturing facilities, and stores are leased under operating leases that generally expire over the next 1 to 15 years. We also lease computer hardware under operating leases that generally expire over the next few years. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases. The Company also has finance leases at our Elfa segment which are immaterial.

Lease expense on operating leases is recorded on a straight-line basis over the term of the lease, commencing on the date the Company takes possession of the leased property and is recorded in selling, general and administrative expenses ("SG&A").

We consider lease payments that cannot be predicted with reasonable certainty upon lease commencement to be variable lease payments, which are recorded as incurred each period and are excluded from our calculation of lease liabilities. Our variable lease payments include lease payments that are based on a percentage of sales.

Upon lease commencement, we recognize the lease liability measured at the present value of the fixed future minimum lease payments. We have elected the practical expedient to not separate lease and non-lease components. Therefore, lease payments included in the measurement of the lease liability include all fixed payments in the lease arrangement. We record a right-of-use asset for an amount equal to the lease liability, increased for any prepaid lease costs and initial direct costs and reduced by any lease incentives. We remeasure the lease liability and right-of-use asset when a change to our future minimum lease payments occurs. Key assumptions and judgments included in the determination of the lease liability include the discount rate applied to present value of the future lease payments and the exercise of renewal options.

Many of our leases contain renewal options. The option periods are generally not included in the lease term used to measure our lease liabilities and right-of-use assets upon commencement as exercise of the options is not reasonably certain. We remeasure the lease liability and right-of-use asset when we are reasonably certain to exercise a renewal option.

Discount Rate

Our leases do not provide information about the rate implicit in the lease. Therefore, we utilize an incremental borrowing rate to calculate the present value of our future lease obligations. The incremental borrowing rate represents the rate of interest we would have to pay on a collateralized borrowing, for an amount equal to the lease payments, over a similar term and in a similar economic environment.

The components of lease costs were as follows:

	Successor Company		Predecessor Company
	Fiscal Year Ended	Period from	Period from	Fiscal Year Ended
	March 28, 2026	January 26, 2025 through March 29, 2025	March 31, 2024 through January 25, 2025	March 30, 2024
Operating lease costs	$90,149	$15,241	$82,341	$94,974
Variable lease costs	450	91	466	707
Total lease costs	$90,599	$15,332	$82,807	$95,681

We do not have sublease income and do not recognize lease assets or liabilities for short-term leases, defined as operating leases with initial terms of less than 12 months. Our short-term lease costs were not material for the periods presented.

Weighted average remaining operating lease term and incremental borrowing rate were as follows:

	Successor Company
	March 28, 2026	March 29, 2025
Weighted average remaining lease term (years)	5.7	6.2
Weighted average incremental borrowing rate	11.3%	11.3%

As of March 28, 2026 (Successor), future minimum lease payments under our operating lease liabilities were as follows:

Operating Leases
Within 1 year	$91,180
2 years	82,415
3 years	67,272
4 years	54,133
5 years	40,490
Thereafter	95,558
Total lease payments	$431,048
Less amount representing interest	(120,815)
Total lease liability	$310,233
Less current lease liability	(59,561)
Total noncurrent lease liability	$250,672

13. Commitments and contingencies

In connection with insurance policies and other contracts, the Company has outstanding standby letters of credit totaling $12,792 as of March 28, 2026 (Successor).

The Company is subject to ordinary litigation and routine reviews by regulatory bodies that are incidental to its business. The Company has recorded accruals with respect to these matters, where appropriate, which are reflected in the Company's unaudited condensed consolidated financial statements. For some matters, a liability is not probable or the amount cannot be reasonably estimated and therefore an accrual has not been made.

Rashon Hayes v. The Container Store, Inc.

The Company was named as a defendant in a putative class action and representative action was filed on February 10, 2020 in Santa Clara Superior Court by Rashon Hayes (“Plaintiff”), a former, hourly-paid employee of TCS who was employed from April 2019 to June 2019. The First Amended Complaint was filed on August 3, 2020 and alleges eleven causes of action: (1) unpaid overtime, (2) unpaid meal period premiums, (3) unpaid rest period premiums, (4) unpaid minimum wages, (5) final wages not timely paid, (6) wages not timely paid during employment, (7) non-compliant wage statements, (8) failure to keep requisite payroll records, (9) unreimbursed business expenses, (10) violation of California Business and Professions Code section 17200, and (11) violation of the California Private Attorneys General Act. The lawsuit seeks restitution of unpaid wages for plaintiff and other class members, pre-judgement interest, appointment of class administrator, and attorney's fees and costs. Parties engaged in mediation on February 21, 2024 and reached a preliminary, confidential settlement.

Based on information currently available, the Company does not believe that its pending legal matters, either on an individual basis or in the aggregate, will have a material adverse effect on the Company’s consolidated financial statements as a whole. However, litigation and other legal matters involve an element of uncertainty. Adverse decisions and settlements, including any required changes to the Company's business, or other developments in such matters could affect our operating results in future periods or result in a liability or other amounts material to the Company's annual consolidated financial statements.

The Company is subject to ordinary litigation and routine reviews by regulatory bodies that are incidental to its business, none of which is expected to have a material adverse effect on the Company’s consolidated financial statements on an individual basis or in the aggregate.

14. Fair value measurements

Under U.S. GAAP, the Company is required to a) measure certain assets and liabilities at fair value or b) disclose the fair values of certain assets and liabilities recorded at cost. Accounting standards define fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date. Fair value is calculated assuming the transaction occurs in the principal or most advantageous market for the asset or liability and includes consideration of non-performance risk and credit risk of both parties. Accounting standards pertaining to fair value establish a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1—Valuation inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

•
Level 2—Valuation inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3—Valuation inputs are unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are determined using model-based techniques that include option pricing models, discounted cash flow models and similar techniques.

As of March 28, 2026 (Successor) and March 29, 2025 (Successor), the Company held certain items that are required to be measured at fair value on a recurring basis. These items included the non-qualified retirement plan, which consists of investments purchased by employee contributions to retirement savings accounts. The fair value amount of the non-qualified retirement plan is measured using the net asset value per share practical expedient, and therefore, is not classified in the fair value hierarchy. The Company also considers counterparty credit risk and its own credit risk in its determination of all estimated fair values. The Company has consistently applied these valuation techniques in all periods presented and believes it has obtained the most accurate information available for the types of contracts it holds.

During the year ended March 28, 2026, the Company recorded intangible asset impairment charges that were not material. The Company did not have any material assets or liabilities measured at fair value on a nonrecurring basis during the period.

The following items are measured at fair value on a recurring basis, subject to the disclosure requirements of ASC 820, Fair Value Measurements, at March 28, 2026 and March 29, 2025:

		Successor Company
Description	Balance Sheet Location	March 28, 2026	March 29, 2025
Assets
Nonqualified retirement plan	Other current assets	$—	$3,533
Total assets		$—	$3,533

The fair value of long-term debt was estimated using quoted prices as well as recent transactions for similar types of borrowing arrangements (level 2 valuations). As of March 28, 2026 and March 29, 2025, the estimated fair value of the Company’s long-term debt, including current maturities, was as follows:

	Successor Company
	March 28, 2026	March 29, 2025
First-Out Exit Term Loans	$37,192	$39,045
Amendment No. 1 Super Senior Term Loans	17,564	—
Amendment No. 2 Super Senior Term Loans	21,133	—
Amendment No. 3 2026 Priming Super Senior Term Loans	20,975	—
Rolled-Up First-Out Term Loans	16,964	—
Second-Out Exit Term Loans	23,036	49,095
Obligations under finance leases	654	609
Exit ABL Credit Facility	76,761	72,008
Total fair value of debt	$214,279	$160,757

15. Subsequent Events

The Company evaluated subsequent events through June 2, 2026, the date the consolidated financial statements were available to be issued, and the following events occurred that require disclosure.

Merger Agreement with Bed Bath and Beyond, Inc.

On April 2, 2026 (the “Effective Date”), the Company entered into an Agreement and Plan of Merger (the "TCS Merger Agreement"), by and among Bed Bath and Beyond, Inc. (BBBY), Falcon Merger Sub, LLC, a wholly owned subsidiary of Bed Bath Beyond, Inc. ("TCS Merger Sub"), and The Container Store Holdings, LLC ("TCS"), pursuant to which, subject to the terms and conditions set forth therein, TCS Merger Sub will merge with and into TCS (the "TCS Merger"), with TCS surviving such TCS Merger as a wholly owned subsidiary of Bed Bath and Beyond, Inc. (the "Surviving Entity").

Pursuant to the terms of the TCS Merger Agreement, the aggregate consideration to be delivered at closing is expected to be approximately $150,000 (the “Purchase Price”), subject to certain adjustments and structural considerations as set forth in the TCS Merger Agreement. The consideration will consist of a combination of (i) senior convertible notes of BBBY with an aggregate principal amount of at least $54,000, subject to adjustment, and (ii) shares of the BBBY’s common stock, subject to certain limitations, including an equity issuance cap. To the extent such equity issuance cap is exceeded, additional consideration will be delivered in the form of senior convertible notes. The TCS merger consideration (as defined in the TCS Merger Agreement) may be paid to TCS equity holders or, under certain circumstances, to TCS lenders in satisfaction of outstanding indebtedness.

The completion of the TCS Merger is subject to customary closing conditions, including, among others, (i) the absence of legal restraints, (ii) receipt of required lender approvals or the completion of an alternative restructuring transaction, (iii) the receipt of specified financing, (iv) the delivery of audited financial statements of TCS, and (v) the accuracy of representations and warranties and compliance with covenants by the parties.

In connection with the TCS Merger Agreement, BBBY also entered into related agreements, including a transaction support agreement with certain equity holders and lenders of TCS, a put agreement with certain lenders, and commitments to provide, from time to time, incremental term loans to TCS in an aggregate amount not to exceed $30,000, subject to the conditions of the TCS Merger Agreement. In no event shall BBBY be required to provide any such loans until an aggregate principal amount of $30,000 million of 2026-2 Priming Super Senior Term Loans shall have been funded by the Term Loan Creditors.

The TCS Merger Agreement may be terminated under certain circumstances, including by either party if the transaction has not been completed by July 31, 2026 (subject to extension in certain circumstances), or upon certain breaches, mutual consent, or the occurrence of legal restraints. The transaction is expected to close in the third quarter of calendar year 2026.

Amendment No. 4 to Term Loan Credit Agreement

On April 2, 2026, the Company entered into Amendment No. 4 to the Exit Term Loan Credit Agreement (the “Fourth Amendment”). The Fourth Amendment resulted in $30,000 aggregate principal amount of priming super senior term loan commitments from the First-Out Lenders or their designees (the "Amendment No. 4 2026-2 Priming Super Senior Term Loans"). The $30,000 principal amount was received by the Company during fiscal April 2026.

Exit Asset-Based Lending (ABL) Credit Facility Payment

On April 2, 2026, the Company repaid $15,000 on the Exit ABL Credit Facility.